Contact:        Investor Relations
DaVita Inc.
ir@davita.com
DaVita Inc. 2nd Quarter 2024 Results
Denver, Colorado, August 6, 2024 — DaVita Inc. (NYSE: DVA) announced financial and operating results for the quarter ended June 30, 2024.

“On behalf of all the teammates who provide life-saving care to our patients, I am grateful for the opportunity to report another positive quarter for DaVita,” said Javier Rodriguez, CEO of DaVita Inc. “We continue to enhance our clinical capabilities while optimizing our revenue operations and cost structure.”
Financial and operating highlights for the quarter ended June 30, 2024:
•Consolidated revenues were $3.187 billion.
•Operating income was $506 million.
•Diluted earnings per share was $2.50 and adjusted diluted earnings per share was $2.59.
•Operating cash flow was $799 million and free cash flow was $654 million.
•Extended the maturity date for a portion of Term Loan B-1 in the aggregate principal amount of $1.64 billion.
•Repurchased 2.7 million shares of our common stock at an average price paid of $140.14 per share.

	Three months ended		Six months ended June 30,
	June 30, 2024	March 31, 2024	2024	2023
Net income attributable to DaVita Inc.:	(dollars in millions, except per share data)
Net income	$223	$240	$462	$294
Diluted per share	$2.50	$2.65	$5.15	$3.17
Adjusted net income(1)	$230	$205	$434	$307
Adjusted diluted per share(1)	$2.59	$2.26	$4.84	$3.31

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended				Six months ended June 30,
	June 30, 2024		March 31, 2024		2024		2023
	Amount	Margin	Amount	Margin	Amount	Margin	Amount	Margin
Operating income	(dollars in millions)
Operating income	$506	15.9%	$484	15.8%	$990	15.8%	$717	12.2%
Adjusted operating income(1)	$506	15.9%	$449	14.6%	$955	15.3%	$740	12.6%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

U.S. dialysis metrics:
Volume: Total U.S. dialysis treatments for the second quarter of 2024 were 7,265,444, or an average of 93,147 treatments per day, representing a per day increase of 1.1% compared to the first quarter of 2024. Normalized non-acquired treatment growth in the second quarter of 2024 compared to the second quarter of 2023 was 0.4%.

	Three months ended		Quarter change	Six months ended		Year to date change
	June 30, 2024	March 31, 2024		June 30, 2024	June 30, 2023
	(dollars in millions, except per treatment data)
Revenue per treatment	$390.22	$384.54	$5.68	$387.40	$371.48	$15.92
Patient care costs per treatment	$255.25	$255.13	$0.12	$255.19	$254.94	$0.25
General and administrative	$282	$275	$7	$556	$538	$18
Primary drivers of the changes in the table above were as follows:
Revenue: The quarter change was primarily due to a seasonal improvement from patients meeting their co-insurance and deductibles and normal annual rate increases, partially offset by unfavorable changes in payor mix. The year to date change was primarily driven by the increase in average reimbursement rates from normal annual rate increases including from Medicare, as well as revenue cycle improvements, favorable changes in mix and an increase in hospital inpatient dialysis rates.
Patient care costs: The quarter change was primarily due to increases in other direct operating expenses associated with our dialysis centers, health benefit expense, medical supplies expense, insurance costs and center closure costs, as described below. These increases were partially offset by decreased compensation expenses including seasonal decreases in payroll taxes, and decreased travel costs. Additionally, our fixed other direct operating expenses favorably impacted patient care costs per treatment due to increased treatments in the second quarter, as well as decreased professional fees and pharmaceutical unit costs. The year to date change was primarily due to increased compensation expenses, insurance costs, medical supplies expense and health benefits expense. These increases were partially offset by decreased contract wages, contributions to charitable organizations, other direct operating expenses associated with our dialysis centers and center closure costs. Patient care costs per treatment were also impacted by decreased IT-related costs, pharmaceutical unit costs, tax and license costs and professional fees. In addition, our fixed other direct operating expenses favorably impacted patient care costs per treatment due to increased treatments in 2024.
General and administrative: The quarter change was primarily due to increased compensation expense, professional fees, center closure costs, as described below, and long-term incentive compensation, partially offset by decreased advocacy costs. The year to date change was primarily due to increased advocacy costs, IT-related costs, compensation expenses, professional fees and center closure costs, as described below. These increases were partially offset by decreased severance costs, as described below.
Certain items impacting the quarter:
Closure costs. During the third quarter of 2023, we continued the strategic review of our outpatient clinic capacity requirements and utilization, which both have been impacted by declines in our patient census in some markets due to the COVID-19 pandemic. This continuing review, which began in the third quarter of 2022, has resulted in higher than normal charges for center capacity closures over the last several quarters. These capacity closure costs include net losses on assets retired, lease termination costs, asset impairments and accelerated depreciation and amortization.
During the three months ended and six months ended June 30, 2024, we incurred charges for U.S. dialysis center closures of approximately $15.3 million and $29.9 million, respectively. During the three months ended June 30, 2024 these center closures increased our patient care costs by $6.5 million, our general and administrative expenses by $8.7 million and our depreciation and amortization expense by $0.1 million. During the six months ended June 30, 2024, these center closures increased our patient care costs by $9.8 million, our general and administrative expenses by $15.8 million and our depreciation and amortization expense by $4.3 million.
In connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented as well as for our current full-year 2024 guidance. To facilitate comparisons, prior periods shown herein now conform to this revised presentation, except as may otherwise be indicated.

Debt transactions. In May 2024, we entered into the Fourth Amendment to our senior secured credit agreement. The Fourth Amendment extends the maturity date for a portion of our Term Loan B-1 in the aggregate principal amount of $1,640 million.
Change Healthcare. During the first half of 2024, we experienced delays in claims processing as a result of the Change Healthcare outage. As a result, we applied for and received interest-free funding from UnitedHealth Group under the Temporary Funding Assistance Program. As of June 30, 2024 we have $393 million outstanding under this program. Amounts provided under this program are subject to repayment within 45 business days from a future date to be mutually agreed to by Change Healthcare and the Company.
Share repurchases. During the three months ended June 30, 2024, we repurchased 2.7 million shares for $376 million, at an average price paid of $140.14 per share.
Subsequent to June 30, 2024 through August 2, 2024, the Company has repurchased 1.1 million shares of our common stock for $159 million at an average price paid of $138.81 per share.

Financial and operating metrics:

	Three months ended June 30,		Twelve months ended June 30,
	2024	2023	2024	2023
Cash flow:	(dollars in millions)
Operating cash flow	$799	$450	$1,810	$1,967
Free cash flow(1)	$654	$260	$1,038	$1,100

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.

	Three months ended June 30, 2024	Six months ended June 30, 2024
Effective income tax rate on:
Income	19.3%	18.5%
Income attributable to DaVita Inc.(1)	24.2%	22.9%
Adjusted income attributable to DaVita Inc.(1)	24.3%	24.3%

(1)For definitions of non-GAAP financial measures, see the note titled "Note on Non-GAAP Financial Measures" and related reconciliations beginning on page 15.
Center activity: As of June 30, 2024, we provided dialysis services to a total of approximately 265,100 patients at 3,124 outpatient dialysis centers, of which 2,672 centers were located in the United States and 452 centers were located in 13 countries outside of the United States. During the second quarter of 2024, we acquired and opened a total of 10 and closed three dialysis centers in the United States. We also acquired 24, opened three and closed two dialysis centers outside of the United States during the second quarter of 2024.
Integrated kidney care (IKC): As of June 30, 2024, we had approximately 71,300 patients in risk-based integrated care arrangements representing approximately $5.4 billion in annualized medical spend. We also had an additional 15,200 patients in other integrated care arrangements; we do not include the medical spend for these patients in this annualized medical spend estimate. For an additional description of these metrics, see footnote 7 in the "Supplemental Financial Data" table below.

Outlook:
The following forward-looking measures and the underlying assumptions involve significant known and unknown risks and uncertainties, including those described below, and actual results may vary materially from these forward-looking measures. We do not provide guidance for operating income or diluted net income per share attributable to DaVita Inc. on a basis consistent with United States generally accepted accounting principles (GAAP) nor a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures on a forward-looking basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These current non-GAAP financial measures do not include certain items, including gains on changes in ownership interest and foreign currency fluctuations, which may be significant. The guidance for our effective income tax rate on adjusted income attributable to DaVita Inc. also excludes the amount of third-party owners' income and related taxes attributable to non-tax paying entities.
Additionally, in connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we no longer exclude center closure costs from our 2024 guidance. Accordingly, under the revised presentation, our current 2024 guidance no longer excludes approximately $60 million in center closure costs. Prior 2024 guidance shown below is as of May 2, 2024, and therefore is shown under the prior presentation methodology.

	Current 2024 guidance		Prior 2024 guidance
	Low	High	Low	High
	(dollars in millions, except per share data)
Adjusted operating income	$1,910	$2,010	$1,875	$1,975
Adjusted diluted net income per share attributable to DaVita Inc.	$9.25	$10.05	$9.00	$9.80
Free cash flow	$950	$1,200	$900	$1,150
We will be holding a conference call to discuss our results for the second quarter ended June 30, 2024, on August 6, 2024, at 5:00 p.m. Eastern Time. To join the conference call, please dial (877) 918-6630 from the U.S. or (517) 308-9042 from outside the U.S., and provide the operator the password "Earnings." This call is being webcast and can be accessed at the DaVita Investor Relations website investors.davita.com. A replay of the conference call will also be available at investors.davita.com for the following 30 days.

Forward looking statements
DaVita Inc. and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements in this release, filings with the Securities and Exchange Commission (SEC), reports to stockholders and in meetings with investors and analysts. All statements in this release, during the related presentation or other meetings, other than statements of historical fact, are forward-looking statements and as such are intended to be covered by the safe harbor for "forward-looking statements" provided by the PSLRA. These forward-looking statements could include, among other things, statements about our balance sheet and liquidity, our expenses, revenues, billings and collections, patient census, availability or cost of supplies, treatment volumes, mix expectation, such as the percentage or number of patients under commercial insurance, the effects of the recent Change Healthcare (CHC) cybersecurity outage on us and our operations, current macroeconomic, marketplace and, labor market conditions, and overall impact on our patients and teammates, as well as other statements regarding our future operations, financial condition and prospects, capital allocation plans, expenses, cost saving initiatives, other strategic initiatives, use of contract labor, government and commercial payment rates, expectations related to value-based care (VBC), integrated kidney care (IKC), Medicare Advantage (MA) plan enrollment and our international operations, expectations regarding increased competition and marketplace changes, including those related to new or potential entrants in the dialysis and pre-dialysis marketplace and the potential impact of innovative technologies, drugs or other treatments on the dialysis industry, expectations regarding the impact of our continuing cost savings initiatives and our stock repurchase program, and statements related to our guidance and expectations for future periods and the assumptions underlying any such projections. All statements in this release, other than statements of historical fact, are forward-looking statements. Without limiting the foregoing, statements including the words "expect," "intend," "will," "could," "plan," "anticipate," "believe," "forecast," "guidance," "outlook," "goals," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on DaVita's current expectations and are based solely on information available as of the date of this release. DaVita undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changed circumstances, new information, future events or otherwise, except as may be required by law. Actual future events and results could differ materially from any forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things:
•current macroeconomic and marketplace conditions, including, without limitation, the impact of global events and political or governmental volatility; the impact of the domestic political environment and related developments on the current healthcare marketplace and on our business; the continuing impact of the COVID-19 pandemic on our operations, reputation, financial condition and the chronic kidney disease (CKD) population and our patient population; the potential impact of new or potential entrants in the dialysis and pre-dialysis marketplace and potential impact of innovative technologies, drugs, or other treatments on our patients and industry; supply chain challenges and disruptions, including without limitation with respect to certain of our equipment and clinical supplies; elevated teammate turnover or labor costs; the impact of continued increased competition from dialysis providers and others; and our ability to respond to challenging U.S. and global economic and marketplace conditions, including, among other things, our ability to successfully identify cost saving opportunities and to invest in and implement cost saving initiatives;
•the concentration of profits generated by higher-paying commercial payor plans for which there is continued downward pressure on average realized payment rates; a reduction in the number or percentage of our patients under commercial plans, including, without limitation, as a result of continuing legislative efforts to restrict or prohibit the use and/or availability of charitable premium assistance, or as a result of payors' implementing restrictive plan designs;
•risks arising from potential changes in or new laws, regulations or requirements applicable to us, including, without limitation, those related to healthcare, antitrust matters, including, among others, non-competes and other restrictive covenants, and acquisition, merger, joint venture or similar transactions and/or labor matters, and potential impacts of changes in enforcement thereof or related litigation impacting, among other things, coverage or reimbursement rates for our services or the number of patients enrolled in or that select higher-paying commercial plans, and the risk that we make incorrect assumptions about how our patients will respond to any such developments;
•our ability to attract, retain and motivate teammates and our ability to manage operating cost increases or productivity decreases whether due to union organizing activities, legislative or other changes, demand for labor, volatility and uncertainty in the labor market, the current challenging and highly competitive labor market conditions, or other reasons;
•our ability to successfully implement our strategies with respect to IKC and VBC initiatives and home based dialysis in the desired time frame and in a complex, dynamic and highly regulated environment;
•a reduction in government payment rates under the Medicare End Stage Renal Disease program, state Medicaid or other government-based programs and the impact of the MA benchmark structure;

•noncompliance by us or our business associates with any privacy or security laws or any security breach by us or a third party, such as the recent cyberattack on CHC, including, among other things, any such non-compliance or breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information;
•legal and compliance risks, such as compliance with complex, and at times, evolving government regulations and requirements, and with additional laws that may apply to our operations as we expand geographically or enter into new lines of business;
•changes in pharmaceutical practice patterns, reimbursement and payment policies and processes, or pharmaceutical pricing, including with respect to oral phosphate binders, among other things;
•our reliance on significant suppliers, service providers and other third party vendors to provide key support to our business operations and enable our provision of services to patients, such as, among others, CHC and suppliers of certain pharmaceuticals or critical clinical products;
•our ability to develop and maintain relationships with physicians and hospitals, changing affiliation models for physicians, and the emergence of new models of care or other initiatives that, among other things, may erode our patient base and impact reimbursement rates;
•our ability to complete and successfully integrate and operate acquisitions, mergers, dispositions, joint ventures or other strategic transactions on terms favorable to us or at all; and our ability to successfully expand our operations and services in markets outside the United States, or to businesses or products outside of dialysis services;
•the variability of our cash flows, including, without limitation, any extended billing or collections cycles including, without limitation, due to defects or operational issues in our billing systems or in the billing systems or services of third parties on which we rely, such as the operational issues at CHC resulting from a recent cyberattack; the risk that we may not be able to generate or access sufficient cash in the future to service our indebtedness or to fund our other liquidity needs; and the risk that we may not be able to refinance our indebtedness as it becomes due, on terms favorable to us or at all;
•factors that may impact our ability to repurchase stock under our stock repurchase program and the timing of any such stock repurchases, as well as any use by us of a considerable amount of available funds to repurchase stock;
•our aspirations, goals and disclosures related to environmental, social and governance (ESG) matters, including, among other things, evolving regulatory requirements affecting ESG standards, measurements and reporting requirements; and
•the other risk factors, trends and uncertainties set forth in our Annual Report on Form 10-K for the year ended December 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and the risks and uncertainties discussed in any subsequent reports that we file or furnish with the SEC from time to time.
The financial information presented in this release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2024.

DAVITA INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Dialysis patient service revenues	$3,061,102	$2,890,685	$6,002,634	$5,650,719
Other revenues	125,620	109,684	254,643	222,349
Total revenues	3,186,722	3,000,369	6,257,277	5,873,068
Operating expenses:
Patient care costs	2,142,299	2,055,844	4,221,275	4,114,033
General and administrative	367,845	364,016	730,325	695,630
Depreciation and amortization	175,661	183,672	362,744	361,743
Equity investment income, net	(5,481)	(8,454)	(12,163)	(15,274)
Gain on changes in ownership interest	—	—	(35,147)	—
Total operating expenses	2,680,324	2,595,078	5,267,034	5,156,132
Operating income	506,398	405,291	990,243	716,936
Debt expense	(97,747)	(103,507)	(197,165)	(204,281)
Debt prepayment, extinguishment and modification costs	(9,732)	(7,962)	(9,732)	(7,962)
Other (loss) income, net	(27,479)	1,373	(40,120)	5,125
Income before income taxes	371,440	295,195	743,226	509,818
Income tax expense	71,688	48,818	137,494	92,773
Net income	299,752	246,377	605,732	417,045
Less: Net income attributable to noncontrolling interests	(77,076)	(67,686)	(143,407)	(122,807)
Net income attributable to DaVita Inc.	$222,676	$178,691	$462,325	$294,238

Earnings per share attributable to DaVita Inc.:
Basic net income	$2.56	$1.96	$5.29	$3.24
Diluted net income	$2.50	$1.91	$5.15	$3.17

Weighted average shares for earnings per share:
Basic shares	86,899	90,984	87,337	90,742
Diluted shares	88,950	93,418	89,749	92,952

DAVITA INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)
(dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Net income	$299,752	$246,377	$605,732	$417,045
Other comprehensive (loss) income, net of tax:
Unrealized gains on interest rate cap agreements:
Unrealized gains	5,919	24,849	19,236	21,310
Reclassifications of net realized gains into net income	(22,041)	(18,956)	(43,669)	(34,698)
Unrealized (losses) gains on foreign currency translation:	(78,853)	41,961	(118,573)	75,522
Other comprehensive (loss) income	(94,975)	47,854	(143,006)	62,134
Total comprehensive income	204,777	294,231	462,726	479,179
Less: Comprehensive income attributable to noncontrolling interests	(77,076)	(67,686)	(143,407)	(122,807)
Comprehensive income attributable to DaVita Inc.	$127,701	$226,545	$319,319	$356,372

DAVITA INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(dollars in thousands)

	Six months ended June 30,
	2024	2023
Cash flows from operating activities:
Net income	$605,732	$417,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	362,744	361,743
Loss on extinguishment of debt	2,445	7,132
Stock-based compensation expense	48,832	55,197
Deferred income taxes	(28,643)	(16,178)
Equity investment loss, net	54,748	14,571
Gain on changes in ownership interest	(35,147)	—
Other non-cash losses and (gains), net	16,570	(5,160)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
Accounts receivable	(193,093)	141,503
Inventories	22,422	(116)
Other current assets	(13,898)	33,182
Other long-term assets	(3,367)	(607)
Accounts payable	(38,998)	(40,615)
Accrued compensation and benefits	(122,817)	(68,800)
Other current liabilities	1,219	17,242
Income taxes	(8,097)	5,200
Other long-term liabilities	(6,642)	(8,675)
Net cash provided by operating activities	664,010	912,664
Cash flows from investing activities:
Additions of property and equipment	(245,740)	(272,204)
Acquisitions	(157,783)	(2,575)
Proceeds from asset and business sales	12,779	21,198
Purchase of debt investments held-to-maturity	(309)	(30,419)
Purchase of other debt and equity investments	(3,411)	(6,366)
Proceeds from debt investments held-to-maturity	7,082	94,414
Proceeds from sale of other debt and equity investments	4,564	3,873
Purchase of equity method investments	(700)	(273,336)
Distributions from equity method investments	6,554	1,758
Net cash used in investing activities	(376,964)	(463,657)
Cash flows from financing activities:
Borrowings	3,275,533	2,136,873
Payments on long-term debt	(2,661,145)	(2,347,120)
Deferred and debt related financing costs	(19,993)	(45,009)
Purchase of treasury stock	(612,614)	—
Distributions to noncontrolling interests	(107,210)	(124,178)
Net payments related to stock purchases and awards	(86,277)	(43,612)
Contributions from noncontrolling interests	7,621	6,946
Proceeds from sales of additional noncontrolling interests	860	50,962
Purchases of noncontrolling interests	(40,751)	(7,610)
Net cash used in financing activities	(243,976)	(372,748)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,458)	6,922
Net increase in cash, cash equivalents and restricted cash	38,612	83,181
Cash, cash equivalents and restricted cash at beginning of the year	464,634	338,989
Cash, cash equivalents and restricted cash at end of the period	$503,246	$422,170

DAVITA INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(dollars and shares in thousands, except per share data)

	June 30, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$416,493	$380,063
Restricted cash and equivalents	86,753	84,571
Short-term investments	20,693	11,610
Accounts receivable	2,303,119	1,986,856
Inventories	126,765	143,105
Other receivables	420,623	422,669
Prepaid and other current assets	83,106	102,645
Income tax receivable	9,373	6,387
Total current assets	3,466,925	3,137,906
Property and equipment, net of accumulated depreciation of $6,058,826 and $5,759,514, respectively	2,982,222	3,073,533
Operating lease right-of-use assets	2,457,565	2,501,364
Intangible assets, net of accumulated amortization of $38,752 and $38,445, respectively	191,483	203,224
Equity method and other investments	453,709	545,848
Long-term investments	31,779	47,890
Other long-term assets	240,490	271,253
Goodwill	7,201,399	7,112,560
	$17,025,572	$16,893,578
LIABILITIES AND EQUITY
Accounts payable	$493,534	$514,533
Other liabilities	888,358	828,878
Accrued compensation and benefits	644,865	752,598
Current portion of operating lease liabilities	404,820	394,399
Current portion of long-term debt	537,991	123,299
Income tax payable	25,222	28,507
Total current liabilities	2,994,790	2,642,214
Long-term operating lease liabilities	2,281,372	2,330,389
Long-term debt	8,451,562	8,268,334
Other long-term liabilities	179,010	183,074
Deferred income taxes	693,982	726,217
Total liabilities	14,600,716	14,150,228
Commitments and contingencies
Noncontrolling interests subject to put provisions	1,574,840	1,499,288
Equity:
Preferred stock ($0.001 par value, 5,000 shares authorized; none issued)	—	—
Common stock ($0.001 par value, 450,000 shares authorized; 89,855 and 85,081 shares issued and outstanding at June 30, 2024, respectively, and 88,824 shares issued and outstanding at December 31, 2023)	90	89
Additional paid-in capital	383,235	509,804
Retained earnings	1,060,613	598,288
Treasury stock (4,774 and zero shares, respectively)	(615,948)	—
Accumulated other comprehensive loss	(195,090)	(52,084)
Total DaVita Inc. shareholders' equity	632,900	1,056,097
Noncontrolling interests not subject to put provisions	217,116	187,965
Total equity	850,016	1,244,062
	$17,025,572	$16,893,578

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2024
	June 30, 2024	March 31, 2024
1. Consolidated business metrics:
Operating margin	15.9%	15.8%	15.8%
Adjusted operating margin excluding certain items(2)	15.9%	14.6%	15.3%
General and administrative expenses as a percent of consolidated revenues(1)	11.5%	11.8%	11.7%
Effective income tax rate on income	19.3%	17.7%	18.5%
Effective income tax rate on income attributable to DaVita Inc.(2)	24.2%	21.5%	22.9%
Effective income tax rate on adjusted income attributable to DaVita Inc.(2)	24.3%	24.3%	24.3%

2. Summary of financial results:
Revenues:
U.S. dialysis patient services and other	$2,841	$2,756	$5,597
Other—Ancillary services
Integrated kidney care	114	116	230
Other U.S. ancillary	7	6	13
International dialysis patient service and other	242	219	461
	362	342	704
Eliminations	(17)	(27)	(44)
Total consolidated revenues	$3,187	$3,071	$6,257
Operating income (loss):
U.S. dialysis	$550	$526	$1,076
Other—Ancillary services
Integrated kidney care	(34)	(26)	(60)
Other U.S. ancillary	(2)	(2)	(3)
International(3)	17	16	33
	(19)	(12)	(30)
Corporate administrative support expenses	(25)	(30)	(56)
Total consolidated operating income	$506	$484	$990

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2024
	June 30, 2024	March 31, 2024
3. Summary of reportable segment financial results and metrics:
U.S. dialysis
Financial results
Revenue:
Dialysis patient service revenues	$2,835	$2,750	$5,585
Other revenues	6	6	12
Total operating revenues	2,841	2,756	5,597
Operating expenses:
Patient care costs	1,855	1,825	3,679
General and administrative	282	275	556
Depreciation and amortization	160	173	333
Equity investment income	(6)	(6)	(12)
Gain on changes in ownership interests	—	(35)	(35)
Total operating expenses	2,291	2,230	4,521
Segment operating income	$550	$526	$1,076
Reconciliation for non-GAAP measure:
Gain on changes in ownership interest	—	(35)	(35)
Adjusted segment operating income(2)	$550	$491	$1,041
Metrics
Volume:
Treatments	7,265,444	7,151,512	14,416,956
Number of treatment days	78.0	77.6	155.6
Average treatments per day	93,147	92,159	92,654
Per day year-over-year increase (decrease)	0.5%	(0.3)%	0.1%
Normalized year-over-year non-acquired treatment growth(4)	0.4%	0.4%
Operating net revenues:
Average patient service revenue per treatment	$390.22	$384.54	$387.40
Expenses:
Patient care costs per treatment	$255.25	$255.13	$255.19
General and administrative expenses per treatment	$38.79	$38.39	$38.59
Depreciation and amortization expense per treatment	$22.08	$24.17	$23.12
Accounts receivable:
Receivables	$1,812	$2,180
DSO	59	73

4. IKC metrics:
Patients per integrated care arrangement type:
Risk-based	71,300	68,600
Other	15,200	14,200
Annualized aggregate risk based spend(7)	$5,400	$5,300

DAVITA INC.
SUPPLEMENTAL FINANCIAL DATA - continued
(unaudited)
(dollars in millions and shares in thousands, except per treatment and patient data)

	Three months ended		Six months ended June 30, 2024
	June 30, 2024	March 31, 2024
5. Cash flow:
Operating cash flow	$799	$(135)	$664
Operating cash flow, last twelve months	$1,810	$1,462
Free cash flow(2)	$654	$(327)	$327
Free cash flow, last twelve months(2)	$1,038	$645
Capital expenditures:
Maintenance	$86	$85	$171
Development	$39	$36	$74
Acquisition expenditures	$53	$105	$158
Proceeds from sale of self-developed properties	$6	$3	$9
6. Debt and capital structure:
Total debt(5)	$9,048	$9,179
Net debt, net of cash and cash equivalents(5)	$8,632	$8,834
Leverage ratio(6)	3.10x	3.29x
Weighted average effective interest rate:
During the quarter	4.27%	4.51%
At end of the quarter	4.33%	4.69%
On the senior secured credit facilities at end of the quarter	4.62%	4.88%
Debt with fixed and capped rates as a percentage of total debt:
Debt with rates fixed by its terms	55%	50%
Debt with rates fixed by its terms or capped by cap agreements	93%	88%
Amount spent on share repurchases	$376	$240	$616
Number of shares repurchased	2,655	2,119	4,774
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

(1)General and administrative expenses include certain corporate support, long-term incentive compensation and advocacy costs.
(2)These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, and for a definition of adjusted amounts, see attached reconciliation schedules. Adjusted operating income margin is adjusted operating income divided by consolidated revenues.
(3)The reported operating income for the three months ended June 30, 2024 and March 31, 2024, and for six months ended June 30, 2024 includes foreign currency gains (losses) embedded in equity method income recognized from our Asia Pacific joint venture of approximately $0.4, $1.5 and $1.9, respectively.
(4)Normalized non-acquired treatment growth reflects year-over-year growth in treatment volume, adjusted to exclude acquisitions and other similar transactions, and further adjusted to normalize for the number and mix of treatment days in a given quarter versus the prior year quarter.
(5)The debt amounts as of June 30, 2024 and March 31, 2024 presented exclude approximately $58.6 and $51.3, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(6)This is a non-GAAP measure. See "Calculation of Leverage Ratio" in non-GAAP reconciliations.
(7)Integrated care metrics: The aggregate amount of medical spend associated with risk-based integrated care arrangements that we disclose includes both medical costs included in our reported expenses for certain risk-based arrangements (such as our SNPs), as well as the aggregate estimated benchmark amount above or below which we will incur profit or loss from VBC arrangements under which third-party medical costs are not included in our reported results.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
(dollars in millions)
Calculation of the Leverage Ratio
Under our amended senior secured credit facilities (the Amended Credit Agreement) dated May 9, 2024 and our prior senior secured credit facilities, the leverage ratio is defined as (a) all funded debt, minus unrestricted cash and cash equivalents (including short-term investments) not to exceed $750 divided by (b) "Consolidated EBITDA." The leverage ratio determines the interest rate margin payable by the Company for its Term Loan A-1 and revolving line of credit under the Amended Credit Agreement by establishing the margin over the base interest rate (SOFR plus credit spread adjustment) that is applicable. The calculation below is based on the last 12 months of "Consolidated EBITDA" and "Consolidated net debt" at the end of each reported period, each as defined in the credit agreement. The calculation of "Consolidated EBITDA" below sets forth, among other things, certain pro forma adjustments described in the Amended Credit Agreement, including pro forma adjustments for acquisitions or divestitures that occurred during the period and certain projected net cost savings, expense reductions and cost synergies. These pro forma adjustments are determined according to specified criteria set forth in the Amended Credit Agreement, and as a result, the total adjustments calculated may not be comparable to the Company's estimates for other purposes, including as operating performance measures. The Company's management believes the presentation of "Consolidated EBITDA" is useful to investors to enhance their understanding of the Company's leverage ratio under the Amended Credit Agreement and should not be evaluated for any other purpose. The leverage ratio calculated by the Company is a non-GAAP measure and should not be considered a substitute for the ratio of total debt to operating income, determined in accordance with GAAP. The Company's calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures of other companies.

	Twelve months ended
	June 30, 2024	March 31, 2024
Net income attributable to DaVita Inc.	$860	$816
Income taxes	265	242
Interest expense	348	353
Depreciation and amortization	746	754
Impairment charges	26	26
Net income attributable to noncontrolling interests	286	277
Stock-settled stock-based compensation	103	108
Debt extinguishment and modification costs	10	8
Expected cost savings and expense reductions	16	23
Severance and other related costs	5	10
Other	116	67
"Consolidated EBITDA"	$2,781	$2,683

	June 30, 2024	March 31, 2024
Total debt, excluding debt discount and other deferred financing costs(1)	$9,048	$9,179
Less: Cash and cash equivalents including short-term investments(2)	(432)	(352)
Consolidated net debt	$8,616	$8,827
Last twelve months "Consolidated EBITDA"	$2,781	$2,683
Leverage ratio	3.10x	3.29x
Maximum leverage ratio permitted under the Credit Agreement	5.00x	5.00x
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)The debt amounts as of June 30, 2024 and March 31, 2024 presented exclude approximately $58.6 and $51.3, respectively, of debt discount, premium and other deferred financing costs related to our senior secured credit facilities and senior notes in effect or outstanding at that time.
(2)This excludes amounts not readily convertible to cash related to the Company's non-qualified deferred compensation plans for all periods presented. The Amended Credit Agreement limits the amount deducted for cash and cash equivalents, including short-term investments, to the lesser of all unrestricted cash and cash equivalents, including short-term investments of the Company or $750.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES
(unaudited)
Note on Non-GAAP Financial Measures
As used in this press release, the term "adjusted" refers to non-GAAP measures as follows, each as reconciled to its most comparable GAAP measure as presented in the non-GAAP reconciliations in the notes to this press release: (i) for income and expense measures, the term "adjusted" refers to operating performance measures that exclude certain items such as, but not limited to, impairment charges, (gain) loss on ownership changes, restructuring charges, accruals for legal matters, and debt extinguishment and modification costs; and (ii) the term "effective income tax rate on adjusted income attributable to DaVita Inc." represents the Company’s effective tax rate excluding applicable non-GAAP items and the tax associated with them as well as noncontrolling owners’ income, which primarily relates to non-tax paying entities.
In connection with a comment letter from the Securities and Exchange Commission Staff, beginning in the second quarter of 2024, we have updated the presentation of our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
These non-GAAP or "adjusted" measures are presented because management believes these measures are useful adjuncts to GAAP results. However, these non-GAAP measures should not be considered alternatives to the corresponding measures determined under GAAP.
Specifically, management uses adjusted measures of operating expenses for its U.S. dialysis business, adjusted U.S. dialysis patient care costs per treatment, adjusted operating income, adjusted net income attributable to DaVita Inc. and adjusted diluted net income per share attributable to DaVita Inc. to compare and evaluate our performance period over period and relative to competitors, to analyze the underlying trends in our business, to establish operational budgets and forecasts and for incentive compensation purposes. We believe these non-GAAP measures also are useful to investors and analysts in evaluating our performance over time and relative to competitors, as well as in analyzing the underlying trends in our business. Furthermore, we believe these presentations enhance a user's understanding of our normal consolidated results by excluding certain items which we do not believe are indicative of our ordinary results of operations. As a result, adjusting for these amounts allows for comparison to our normalized prior period results.
The effective income tax rate on adjusted income attributable to DaVita Inc. excludes noncontrolling owners' income and certain non-deductible and other charges which we do not believe are indicative of our ordinary results. Accordingly, we believe these adjusted effective income tax rates are useful to management, investors and analysts in evaluating our performance and establishing expectations for income taxes incurred on our ordinary results attributable to DaVita Inc.
Finally, free cash flow represents net cash provided by operating activities less distributions to noncontrolling interests, development capital expenditures, and maintenance capital expenditures; plus contributions from noncontrolling interests and proceeds from the sale of self-developed properties. Management uses this measure to assess our ability to fund acquisitions and meet our debt service obligations and we believe this measure is equally useful to investors and analysts as an adjunct to cash flows from operating activities and other measures under GAAP.
It is important to bear in mind that these non-GAAP "adjusted" measures are not measures of financial performance or liquidity under GAAP and should not be considered in isolation from, nor as substitutes for, their most comparable GAAP measures.
The following reconciliations of the non-GAAP financial measures presented in this press release to their most comparable GAAP measures.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Adjusted net income and adjusted diluted net income per share attributable to DaVita Inc.:

	Three months ended				Six months ended
	June 30, 2024		March 31, 2024		June 30, 2024		June 30, 2023
	Dollars	Per share	Dollars	Per share	Dollars	Per share	Dollars	Per share
Consolidated:
Net income attributable to DaVita Inc.	$223	$2.50	$240	$2.65	$462	$5.15	$294	$3.17
Gain on changes in ownership interest(1)	—	—	(35)	(0.39)	(35)	(0.39)	—	—
Severance and other costs(2)	—	—	—	—	—	—	23	0.25
Debt prepayment and refinancing charges(3)	10	0.11	—	—	10	0.11	8	0.09
Other income - Mozarc gain(4)	—	—	—	—	—	—	(14)	(0.15)
Related income tax	(2)	(0.03)	—	—	(2)	(0.03)	(4)	(0.05)
Adjusted net income attributable to DaVita Inc.(5)	$230	$2.59	$205	$2.26	$434	$4.84	$307	$3.31
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.
Adjusted operating income:

	Three months ended June 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$550	$(34)	$(2)	$17	$(19)	$(25)	$506
Adjusted operating income (loss)(5)	$550	$(34)	$(2)	$17	$(19)	$(25)	$506
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Three months ended March 31, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$526	$(26)	$(2)	$16	$(12)	$(30)	$484
Gain on changes in ownership interest(1)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)(5)	$491	$(26)	$(2)	$16	$(12)	$(30)	$449
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Six months ended June 30, 2024
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$1,076	$(60)	$(3)	$33	$(30)	$(56)	$990
Gain on changes in ownership interest(1)	(35)	—	—	—	—	—	(35)
Adjusted operating income (loss)(5)	$1,041	$(60)	$(3)	$33	$(30)	$(56)	$955
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

	Six months ended June 30, 2023
	U.S. dialysis	Ancillary services				Corporate administration
		U.S. IKC	U.S. Other	International	Total		Consolidated
Operating income (loss)	$822	$(77)	$(5)	$35	$(46)	$(58)	$717
Severance and other costs(2)	22	—	—	—	—	1	23
Adjusted operating income (loss)(5)	$844	$(76)	$(5)	$35	$(46)	$(57)	$740
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)

	Three months ended		Six months ended June 30, 2024
	June 30, 2024	March 31, 2024
Effective income tax rates on income attributable to DaVita Inc.:
Income before income taxes	$371	$372	$743
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(78)	(66)	(144)
Income before income taxes attributable to DaVita Inc.	$294	$305	$599
Income tax expense	$72	$66	$137
Income tax attributable to noncontrolling interests	—	—	(1)
Income tax expense attributable to DaVita Inc.	$71	$66	$137
Effective income tax rate on income attributable to DaVita Inc.	24.2%	21.5%	22.9%

Effective income tax rate on adjusted income attributable to DaVita Inc.:
Income before income taxes	$371	$372	$743
Gain on changes in ownership interest(1)	—	(35)	(35)
Debt prepayment and refinancing charges(3)	10	—	10
Noncontrolling owners’ income primarily attributable to non-tax paying entities	(78)	(66)	(144)
Adjusted income before income taxes attributable to DaVita Inc.(5)	$304	$270	$574
Income tax expense	$72	$66	$137
Plus income tax related to:
Debt prepayment and refinancing charges(3)	2	—	2
Less income tax related to:
Noncontrolling interests	—	—	(1)
Income tax on adjusted income attributable to DaVita Inc.(5)	$74	$66	$139
Effective income tax rate on adjusted income attributable to DaVita Inc.(5)	24.3%	24.3%	24.3%
Certain columns, rows or percentages may not sum or recalculate due to the presentation of rounded numbers.

Free cash flow:

	Three months ended			Six months ended June 30, 2024
	June 30, 2024	March 31, 2024	June 30, 2023
Net cash provided by (used in) operating activities	$799	$(135)	$450	$664
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(30)	(77)	(69)	(107)
Contributions from noncontrolling interests	4	4	2	8
Maintenance capital expenditures(6)	(86)	(85)	(86)	(171)
Development capital expenditures(7)	(39)	(36)	(39)	(74)
Proceeds from sale of self-developed properties	6	3	2	9
Free cash flow	$654	$(327)	$260	$327
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

DAVITA INC.
RECONCILIATIONS FOR NON-GAAP MEASURES - continued
(unaudited)
(dollars in millions, except per share data)
Free cash flow (continued):

	Twelve months ended
	June 30, 2024	March 31, 2024	June 30, 2023
Net cash provided by operating activities	$1,810	$1,462	$1,967
Adjustments to reconcile net cash provided by operating activities to free cash flow:
Distributions to noncontrolling interests	(264)	(303)	(274)
Contributions from noncontrolling interests	15	14	13
Maintenance capital expenditures(6)	(383)	(383)	(445)
Development capital expenditures(7)	(158)	(159)	(165)
Proceeds from sale of self-developed properties	18	14	4
Free cash flow	$1,038	$645	$1,100
Certain columns or rows may not sum or recalculate due to the presentation of rounded numbers.

(1)Represents a non-cash gain recognized on the acquisition of a controlling financial interest in a previously nonconsolidated dialysis partnership. This gain to mark the investment to fair value prior to consolidation does not represent a normal and recurring cost of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(2)Includes severance and other termination costs related to a prior strategic restructuring initiative and associated transition of certain general and administrative support functions to a third party.
(3)Represents the non-cash write-off of debt refinancing costs associated with the Company's senior secured credit agreement. Costs associated with refinancing the Company's debt are not indicative of normal debt expense and may obscure analysis of underlying trends and financial performance. See additional discussion under "Debt transactions" above.
(4)Represents a non-cash gain recognized on rights contributed to Mozarc Medical Holding LLC (Mozarc) upon its formation. This gain to mark these rights to fair value prior to contribution to Mozarc does not represent a normal and recurring cost of operating our business or generating revenues and may obscure analysis of underlying trends and financial performance.
(5)In connection with the conclusion of a comment letter from the Securities and Exchange Commission Staff in July 2024, beginning in the second quarter of 2024, we have updated our non-GAAP measures to no longer exclude center closure costs for all periods presented. To facilitate comparisons, the non-GAAP measures presented for prior periods also have been conformed to the presentation of the non-GAAP measures for the current period.
(6)Maintenance capital expenditures represent capital expenditures to maintain the productive capacity of the business and include those made for investments in information technology, dialysis center renovations, capital asset replacements, and any other capital expenditures that are not development or acquisition expenditures.
(7)Development capital expenditures principally represent capital expenditures (other than acquisition expenditures) made to expand the productive capacity of the business and include those for new U.S. and international dialysis center developments, dialysis center expansions and relocations, and new or expanded contracted hospital operations.